EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 8, 2022, relating to the financial statements of (i) Ferguson Containers, Inc. as of December 31, 2021 and for the year ended December 31, 2021 included in the registration statement which this prospectus forms a part, and (ii) Cryptyde, Inc. as of December 31, 2021 and for the period from September 21, 2021 (inception) through December 31, 2021, and the reference to us under the caption “Experts” in the registration statement on Amendment No. 2 to Form S-1 of which this prospectus forms a part.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

Date: June 16, 2022